EX. 99.77Q1(a)-Amendment No. 6 to Declaration of Trust


GOLDMAN SACHS VARIABLE INSURANCE TRUST

AMENDMENT NO. 6 TO AGREEMENT
AND DECLARATION OF TRUST


        The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on April 25, 2001:


RESOLVED, that the termination of the Goldman Sachs Variable Insurance Trust's Core Large Cap Value Fund, be, and it hereby is, ratified, confirmed and approved;

        RESOLVED, that the Agreement and Declaration of Trust be amended as contemplated in Article V, Section 1 for the purpose of abolishing and terminating the Goldman Sachs Core Large Cap Value Fund;

        RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.



                                                /s/    Howard B. Surloff
                                                Howard B. Surloff

                                                        Title: Secretary

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